Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990
March 29, 2022

Ontrak, Inc.
2120 Colorado Avenue, #230
Santa Monica, California 90404

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as your counsel in connection with the preparation of your Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), representing the registration of 150,000 shares of common stock, $0.0001 par value (the “Common Stock”) of Ontrak, Inc. (the “Company”), under the Ontrak, Inc. 401(k) Plan (the “Plan”), which Common Stock is to be issued in satisfaction of the Company’s matching obligations under the 401(k) Plan and which shares will be newly-issued shares.

We have examined such corporate records, documents and matters of law as we have considered appropriate for the purposes of this opinion.

Based upon such examination and our participation in the preparation of the Registration Statement, is it our opinion that the Common Stock, when issued in the manner described in the Plan, will be validly issued, fully paid and non-assessable.

We consent to the reference made to our firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP